UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2018

Molecular Templates, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32979	94-3409596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9301 Amberglen Blvd, Suite 100

Austin, TX 78729

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (512) 869-1555

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Credit Agreement

On February 27, 2018, Molecular Templates, Inc. (the “Company”) entered into a Credit Agreement and Guaranty (the “Credit Agreement”) among Molecular Templates OpCo, Inc., as borrower (the “Borrower”), the Company, as guarantor, Perceptive Credit Holdings II, LP (“Perceptive”; and together with certain of Perceptive’s successors and assigns party thereto from time to time, collectively the “Lenders”).

Amount. The Credit Agreement provides for a $10 million term loan credit facility (the “Credit Facility”), consisting of a $5 million term loan, which was drawn on the effective date of the Credit Facility, plus an additional $5 million term loan to be drawn on the date that is six months following the effective date of the Credit Facility, subject to certain conditions set forth therein. The Borrower may use the proceeds of the Credit Facility (i) for general working capital purposes and corporate purposes permitted under the Credit Agreement, (ii) to refinance certain existing indebtedness of the Borrower and (iii) to pay fees, costs and expenses incurred in connection with the transactions contemplated by the Credit Agreement.

Amortization. Commencing on the last day of each calendar quarter ended after the second anniversary of the closing date of the Credit Agreement, the term loans shall amortize at $200,000 per calendar quarter.

Maturity. The Credit Facility matures on February 27, 2022 (the “Maturity Date”) unless accelerated pursuant to an event of default, as described below. All amounts outstanding under the Credit Facility will be due and payable upon the earlier of the maturity date or the acceleration of the loans and commitments upon an event of default.

Interest Rate. Amounts borrowed under the Credit Facility bear interest at a rate per annum equal to the sum of (i) the London Interbank Offered Rate (LIBOR) for three month periods plus (ii) an applicable margin rate of 11.00% per annum (the “Interest Rate”). Furthermore, interest is payable on a quarterly basis.

Closing Fee. On February 27, 2018, the Borrower paid a non-refundable closing fee of $200,000 to the Lenders.

Exit Fee. A one-time fee of $100,000 is payable to the Lenders (on a pro rata basis) on (i) the Maturity Date or (ii) the earlier date of repayment of the term loans in full.

Prepayment Premium. Prepayments of the term loans (other than certain mandatory prepayments) prior to the Maturity Date are subject to the following prepayment premium based on the aggregate principal amount of the term loans as of the date of any such prepayment: (i) on or prior to the first anniversary of the closing date, 4%, (ii) following the first anniversary or the closing date, but on or prior to the second anniversary of the closing date, 2%, (iii) following the second anniversary of the closing date, but on or prior to the third anniversary of the closing date, 1.5% and (iv) at any time after the third anniversary of the closing date, 1%.

Security; Guarantors. The Company is a guarantor of the Borrower’s obligations under the Credit Agreement. Further, the Borrower’s obligations are secured by (i) a first priority, perfected lien on substantially all the property and assets of the Borrower and the Company, including their wholly-owned domestic subsidiaries, and (ii) a pledge of 100% of the Borrower’s equity interests in domestic subsidiaries and up to 65% of the voting equity interests (and 100% of the non-voting equity interests) of foreign subsidiaries.

Covenants; Representations and Warranties; Other Provisions. The Credit Agreement contains customary representations, warranties and covenants, including covenants by the Company and Borrower limiting additional indebtedness, liens, guaranties, mergers and consolidations, substantial asset sales, investments and loans, sale and leasebacks, transactions with affiliates and fundamental changes. The Credit Agreement also contains covenants requiring that (i) the entities party to the Credit Agreement (taken as a whole) maintain cash and cash equivalents held in “deposit” accounts subject to the first priority perfected security interests of the Lenders of not less than $2,000,000 as of the last day of each calendar month following the closing date of the Credit Agreement and (ii) during calendar year 2018, either (a) product development candidate MT-4019 targeting CD38 will be the subject of an investigational new drug application for multiple myeloma; or (b) a business transaction relating to MT-4019 or another product development candidate targeting CD38 will occur.

Default Provisions. The Credit Agreement provides for events of default customary for credit facilities of this type, including but not limited to non-payment, defaults on other debt, misrepresentation, breach of covenants, representations and warranties, change of control, insolvency, bankruptcy and the occurrence of a material adverse effect on the Company (including injunctions on the delivery of the Company’s products or settlements with governmental authorities that result in the a material adverse effect on the Company). After the occurrence of an event of default and for so long as it continues, all outstanding obligations under the Credit Agreement shall accrue interest at the Interest Rate plus 4%. Upon an event of default relating to insolvency, bankruptcy or receivership, the amounts outstanding under the Credit Agreement will become immediately due and payable and the lender commitments will be automatically terminated. Upon the occurrence and continuation of any other event of default, Lenders holding a majority of the outstanding loans and commitments may accelerate payment of all obligations and terminate the Lenders’ commitments under the Credit Agreement.

Warrant

In connection with the entry into the Credit Agreement, on February 27, 2018, the Company issued Perceptive a warrant (the “Warrant”) to purchase 190,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Warrant will be exercisable for a period of seven years from the date of issuance at a per-share exercise price of $9.5792, subject to certain adjustments as specified in the Warrant.

Registration Rights Agreement

In connection with the Credit Agreement, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Perceptive, pursuant to which the Company is obligated, among other things, to (i) file a registration statement with the U.S. Securities and Exchange Commission within 90 days following the closing of the Credit Agreement for purposes of registering the shares of Common Stock issuable upon exercise of the Warrant for resale by Perceptive, (ii) use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after filing, and in any event no later than 150 days after the closing of the Credit Agreement, and (iii) maintain the registration until all registrable securities may be sold pursuant to Rule 144 under the Securities Act, without restriction as to volume. The Registration Rights Agreement contains customary terms and conditions for a transaction of this type.

The foregoing description of the Credit Agreement, the Warrant and the Registration Rights Agreement is not complete and is subject to and qualified in its entirety by reference to the Credit Agreement, the Warrant and the Registration Rights Agreement, respectively, copies of which are attached as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

Repayment and Termination of Loan Agreement

On April 30, 2015, the Company entered into a Loan and Security Agreement (the “SVB Loan Agreement”) among Molecular Templates OpCo, Inc., as borrower, and Silicon Valley Bank, as lender, which allowed for aggregate borrowings of up to $6.0 million. The SVB Loan Agreement matures on April 30, 2019 and is secured by substantially all of the Borrower’s assets. The Borrower borrowed an aggregate of $6.0 million under the SVB Loan Agreement through September 30, 2017.

The Borrower will use a portion of the proceeds of the Credit Facility to repay the outstanding obligations under the SVB Loan Agreement in full, after which the SVB Loan Agreement will be terminated without penalty.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 regarding the Company’s entry into, and borrowings under, the Credit Facility is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On March 2, 2018, the Company issued a press release entitled “Molecular Templates Closes $10 Million Debt Facility with Perceptive Advisors” (the “Press Release”). A copy of the Press Release is furnished as Exhibit 99.1 to this current report on Form 8-K.

The information contained in this Item 7.01 and in the Press Release furnished as Exhibit 99.1 to this current report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 7.01 and in the Press Release furnished as Exhibit 99.1 to this current report on Form 8-K shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by the Company whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1^	Credit Agreement and Guaranty, dated as of February 27, 2018, among the Molecular Templates OpCo, Inc., a Delaware corporation, as borrower, Molecular Templates, Inc., a Delaware corporation, as guarantor, Perceptive Credit Holdings II, LP, as Lender, and certain of Lender’s successors and assigns party thereto from time to time.

10.2	Warrant to Purchase Common Stock issued to Perceptive Credit Holdings II, LP.

10.3	Registration Rights Agreement, dated February 27, 2018, by and between Molecular Templates, Inc. and Perceptive Credit Holdings II, LP.

99.1	Press Release dated March 2, 2018

^	Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Molecular Templates, Inc.

Dated: March 2, 2018	By:	/s/ Eric E. Poma, Ph.D.
		Name:	Eric E. Poma, Ph.D.
		Title:	Chief Executive Officer